UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 21, 2007, Cobra Electronics Corporation (the “Company”) entered into an employment agreement with Michael Smith, its Senior Vice President and Chief Financial Officer. The term of Mr. Smith’s employment under the agreement commences on January 1, 2008 and extends until terminated by either party. Mr. Smith’s salary under the agreement shall be $272,500, subject to annual review and increase by the Compensation Committee of the Company’s Board of Directors. During the term of the agreement, Mr. Smith is also entitled to an annual bonus equal to up to 35% of his base salary if certain agreed-upon criteria are satisfied. Mr. Smith will also receive an allowance for perquisites of $10,000 annually.

If Mr. Smith’s employment is terminated by the Company for reasons other than cause or if he terminates his employment after (i) a material diminution of his authority, duties or responsibilities as an officer of the Company, (ii) a material change in the geographic location at which he must perform his services to the Company or (iii) a material breach by the Company of the terms of his employment agreement, in each case, that remains uncured for 30 days following his written notice to the Company, he will be entitled to receive an amount equal to his then current bi-weekly salary until 26 bi-weekly payments have been made as well as a pro-rated bonus. The Company will provide a continuation of the then current medical and dental benefits made available to Mr. Smith and his family for as long as he is receiving salary payments. The Company will also provide specified outplacement benefits.

The agreement also provides that Mr. Smith shall be entitled to participate in Cobra’s Deferred Compensation Plan for Select Executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Senior Vice President and Chief Financial Officer

Date: December 28, 2007